                            SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549


                                      FORM 8-K


                                    CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



                  Date of Report (Date of earliest event reported)
                                  July 28, 1997




                             CLASSIC BANCSHARES, INC.
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         (Exact name of Registrant as specified in its Charter)


            Delaware                   0-27170                61-1289391
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(State or other jurisdiction (Commission File No.)(IRS Employer Identification
of incorporation)                                              No.)



       344 17th Street, Ashland, Kentucky                           41101
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  (Address of principal executive offices)                        (Zip Code)




        Registrant's telephone number, including area code: (606) 325-4789
                                                            --------------


                                           N/A
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           (Former name or former address, if changed since last report)
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
Item 5.     Other Events

     On July 28, 1997, the Registrant issued the press release attached hereto as Exhibit 99 announcing its earnings for the quarter ended June 30, 1997 and the declaration of a cash dividend.

Item 7.     Financial Statements and Exhibits

     (a)     Exhibits

            99 Press release dated July 28, 1997.
PAGE

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   CLASSIC BANCSHARES, INC.




Date: August 21, 1997                   By: /s/David B. Barbour
     -----------------                  -------------------------------
                                        David B. Barbour, President and
                                        Chief Executive Officer
PAGE

                                     EXHIBIT 99
PAGE

                               CLASSIC BANCSHARES, INC.

FOR IMMEDIATE RELEASE
---------------------

      For Additional Information Contact:
      David B. Barbour, President and Chief Executive Officer
      Lisah Frazier, Vice President, Treasurer and Chief Financial Officer
      (606) 325-4789
      Fax (606) 324-1307

            CLASSIC BANCSHARES, INC. ANNOUNCES FIRST QUARTER EARNINGS
                          AND DECLARES A CASH DIVIDEND

      Ashland, Kentucky, -- July 28, 1997 -- Classic Bancshares, Inc. (Nasdaq
- CLAS) had net income for the first quarter ended June 30, 1997 of $237,000 compared to net income in the same quarter of 1996 of $161,000. Return on average assets was .7% for the quarter ended June 30, 1997 compared to .9% for the same period in 1996. Earnings per share was $.20 for the quarter ended June 30, 1997 and $.13 for the quarter ended June 30, 1996.

      Classic Bancshares' assets decreased $1.1 million from $131.6 million at March 31, 1997 to $130.5 million at June 30, 1997. The decrease resulted from a decrease in cash and cash equivalents of approximately $6.2 million and a decrease in investment securities offset by an increase in loans and an increase in mortgage-backed securities. Loans increased $4.4 million from $81.7 million at March 31, 1997 to $86.1 million at June 30, 1997. The increase in loans is primarily the result of aggressive origination efforts. The decrease in cash and cash equivalents was also used to fund the outflow of deposits and repurchase agreements. Deposits decreased $1.4 million from $100.5 million at March 31, 1997 to $99.1 million at June 30, 1997.
Repurchase agreements decreased $1.3 million from $4.9 million at March 31, 1997 to $3.6 million at June 30, 1997. Repurchase agreements decreased $1.3 million from $4.9 million at March 31, 1997 to $3.6 million at June 30, 1997. non-performing assets were .9% of total assets at June 30, 1997 compared to
 .6% at June 30, 1996.

      President and Chief Executive Officer, David B. Barbour, stated that, "the current quarter results are indicative of the accretive effect on earnings resulting from our September 30, 1996 acquisition of First Paintsville Bancshares. Our First National Bank of Paintsville subsidiary continues to perform at a solid pace which allows us the flexibility to continue our strategy of converting our thrift subsidiary (Classic Bank) to a commercial banking environment. The expansion of our deposit and loan product line and extended banking hours at our Classic Bank subsidiary, while costly in the short term, positions us for higher levels of profitability in future periods. Our addition of two new banking offices during the latter part of 1997 will allow for the acquisition of lower costs deposits in the future."

      "Earnings per share of $.20 for the current quarter represents a 54% increase over the $.13 per share recorded in the same period in 1996. We remain focused on improving net interest margins at both subsidiaries while upgrading our operating efficiency."

      Net interest income was $1.2 million for the quarter ended June 30, 1997 as compared to $538,000 for the quarter ended June 30, 1996. The increase in net interest income resulted primarily from the acquisition of the First National Bank of Paintsville on September 30, 1996, as well as the origination of higher yielding loans. Net interest income also increased due to a decrease in the average cost of deposits as a result of the increase in non-certificate accounts, including transaction accounts, also as a result of the acquisition. The net interest margin was 3.9% for the quarter ended June 30, 1997 as compared to 3.3% for the quarter ended June 30, 1996.

      Total non-interest expense for the quarter ended June 30, 1997 was $921,000 compared to $320,000 for the same period in 1996. The increase resulted from one-time expenses associated with the conversion of Classic Bank to the data processing system owned by First National and costs incurred as a result of the Company's strategy to consolidate corporate functions. The increase also resulted from costs associated with the introduction of new products, an increase in marketing and advertising, a net increase in the number of employees as a result of the acquisition of First National, increased personnel costs from employee benefit plans and the inclusion of First National's expenses for the quarter ended June 30, 1997.

      Stockholders' equity was $19.3 million at June 30, 1997 as compared to $19.4 million at March 31, 1997. The decrease in equity was the result of the purchase of 15,000 treasury shares during the quarter. The book value per share was $15.94 at June 30, 1997.

      Classic Bancshares, Inc. also announced that the Company will pay a quarterly cash dividend of $.07 per share. The dividend will be payable on August 25, 1997 to shareholders of record on August 11, 1997.

      Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Classic Bank (formerly Ashland Federal Savings Bank) and First National Bank of Paintsville. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky.

      When use in this press release, the words or phrases "should result," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market areas and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

      The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                             SEE FOLLOWING PAGES FOR
                             -----------------------
                             SELECTED FINANCIAL DATA
                             -----------------------
                         INCLUDED AS PART OF THIS RELEASE
                         ---------------------------------

                           SELECTED FINANCIAL DATA

      The following table sets forth selected financial date of Classic Bancshares, Inc. as of June 30, 1997 and March 31, 1997 and for the three months ended June 30, 1997 and 1996.

                                             June 30,         March 31,
                                              1997               1997
                                             --------         ---------
                                                     (In Thousands)
Selected Financial Condition Data:
---------------------------------
Total Assets                                $ 130,525         $ 131,554
Cash and other interest bearing deposits
  with other financial institutions             2,874             9,127
Loans receivable, net                          86,140            81,728
Investment securities:
  Available for sale                           22,941            23,375
Mortgage-backed securities:
  Available for sale                            8,849             7,885
Goodwill                                        2,996             3,026
Deposits                                       99,108           100,519
Securities sold under agreement to repurchase   3,645             4,956
FHLB advantages                                 6,310             4,750
Stockholders' Equity, subject to certain
  restrictions                                 19,340            19,370

                                                   Three Months Ended
                                                         June 30
                                                         -------
                                                1997                 1996
                                                ----                 ----
                                                        (In Thousands)
Selected Operations Data:
------------------------
Total interest income                       $   2,369         $   1,159
Total interest expense                          1,180               621
                                            ---------         ---------
  Net interest income                           1,189               538
Provision for losses on loans                      48                15
                                            ---------         ---------
  Net interest income after provision
  for losses on loans                           1,141               523
                                            ---------         ---------
Fees and service charges                           74                 9
Gain on sale of mortgage-backed & other
  securities                                        1               ---
Other noninterest income                           34                 3
                                            ---------         ---------
  Total noninterest income                        109                12
  Total noninterest expense                       921               320
                                            ---------         ---------
Income before income taxes                        329               215
Income tax expense                                 92                54
                                            ---------         ---------
  Net income                                $     237         $     161
                                            =========         =========

                                            At or for the Three Months Ended
                                                        June 30,
                                                        --------
                                                1997                 1996
                                                ----                 ----
Other Data:
----------
Return on average assets (ratio of net
  income to total average assets)*                 .7%                .9%
Net interest margin**                             3.9                3.3
Non-performing assets to total assets              .9                 .6
Allowance for loan losses to non-
  performing loans                               93.6               67.4
Equity to total assets at end of period          14.8               28.4
Efficiency ratio***                              70.9               64.9
Primary earnings per share                      $0.20              $0.13
Number of full service offices                      3                  1

----------------------
*    Annualized
**   Net interest income annualized divided by average-earning assets.
*** Non-interest expenses divided by the total of net interest income and non-interest income.